Exhibit 99.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is entered into by and between Joseph P. Errico (“Executive”) and electroCore, Inc., a Delaware corporation (the “Company”) (when collectively referenced herein, Executive and the Company shall be referred to as the “Parties”) and is made and entered into with reference to the following facts:

RECITALS

WHEREAS, Executive was employed by the Company pursuant to a letter agreement dated June 21, 2018 (the “Offer Letter”), and

WHEREAS, Executive’s last day of employment with the Company will be May 31, 2019 (the “Separation Date”).

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

AGREEMENT

1. No Further Employee Benefits. Except as provided hereunder, all Company benefits due or owing to Executive in his capacity as an employee of the Company shall cease as of the Separation Date, other than employee indemnification rights under the Company’s governance documents and any rights under the Company’s directors’ and officers’ liability insurance policies. The Parties acknowledge and agree that Executive is a member of the Company’s Board of Directors (“Board”) and may have rights and benefits owing from the Company in such capacity. Executive agrees that while he is serving on the Board all interactions with Company employees will be in accordance with the Company’s standard Board protocols applicable to all Board members.

2. Payments to Executive from the Company. In exchange for agreeing to and complying with the terms of this Agreement (including the general release it contains), Executive will receive the following payments and benefits from the Company:

(a) cash payments aggregating $581,000 (which amount is equivalent to twelve (12) months of salary at Executive’s current base salary and his current annual target bonus per the Company’s Executive Severance Policy (the “Policy”)), less lawful deductions such as tax withholdings, FICA, and Medicare (the “Severance Payments”). The Severance Payments shall be paid in seven (7) equal monthly installments on the Employer’s last employee pay date of the applicable month, beginning with the later of (i) the first employee pay day under the Company’s regular payroll system following the Effective Date (as defined in paragraph 11 below) and (ii) the June 28, 2019 pay date (such seven month period being referred to as the “Severance Period”); and

(b) If Executive properly elects to continue medical and dental coverage in accordance with the continuation requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), monthly during the twelve month period (the “COBRA Payment Period”) beginning with the calendar month starting with the later of (i) the month that includes the Effective Date (as defined in paragraph 11 below) and (ii) June 2019, the payment or reimbursement to Executive of the cost of the his monthly COBRA coverage premium. At the conclusion of the COBRA Payment Period, if eligible, Executive shall be entitled to continue COBRA coverage for the remainder of the COBRA period, if any, at Executive’s own expense.

3. Company Equity. You and the Company acknowledge and agree that you currently hold options to purchase Company common stock (“Options”) and restricted stock units (“RSUs”). Such Options and RSUs will continue to vest and be exercisable in accordance with the applicable agreements pursuant to which they were issued until such time as you cease to be a member of the Board, after which all vesting thereunder shall cease and the then-vested Options shall be exercisable and the then-vested RSUs shall be settled in accordance with such agreements.

4. No Other Payments, Remuneration, or Benefits. Executive acknowledges and agrees that Executive has been paid and/or has received all compensation, wages, bonuses, commissions, stock options and/or benefits to which he is entitled as of the date hereof and he is not entitled to any other compensation, wages, bonuses, commissions and/or benefits in his capacity as an employee of the Company. Company acknowledges and agrees that Executive does not owe Company any remuneration.

5. Commitments by Executive; Transition Services. (a) By signing this Agreement and accepting the consideration set forth herein, Executive agrees to be bound by the terms and obligations of this entire Agreement. Executive further acknowledges and agrees to continue to be bound by the terms and obligations contained in any separate agreement with the Company relating to confidentiality, assignment of intellectual property, and any restrictive covenant. Specifically, Executive acknowledge and agrees that he will continue to be bound by the Employment Termination Agreement with the Company dated June 21, 2018 and the related Executive Confidentiality and Assignment Agreement.

(b) Executive hereby additionally agrees, to the extent not previously provided, to organize and transfer to the Company’s Chief Executive Officer or his designees all hardware, software, files, papers, draft or executed company contracts or agreements, notebooks, memoranda, letters, handbooks, manuals, customer lists and any other Company materials including all copies thereof (in whatever form) in Executive’s possession or control in your capacity as an employee relating to the Company or your employment (“Company Materials”) and provide a written confirmation of such if requested by the Company; and (ii) provide voluntary transition services (by phone, e-mail or in-person) as reasonably requested by the Company until August 31, 2019 to transition to such Company personnel and to debrief and transition to such Company personnel such matters relating to your employment as were being handled by you or which were under your supervision as of the Separation Date, and to confer, answer questions, or otherwise provide input on matters that may arise pertaining to Company business in which you were involved or under your supervision as an employee of the Company. You acknowledge and agree that you shall not be entitled to any additional compensation for providing such assistance. The Parties agree to reasonably cooperate to schedule Executive’s obligations under this section so as to minimize any disruption to your other business activities, including any subsequent employment, and provided further that such services shall not exceed ten (10) hours per month.

(c) Executive agrees, from time to time after the date hereof upon the reasonable request of the Company, to execute all patent applications, assignments and other documents, and to take all other steps, necessary to vest in the Company the right, title and interest in and to the intellectual property assigned by Executive pursuant to the your offer letter or otherwise conceived of or reduced to practice by the Executive in connection with your employment with the Company and to any and all patents obtainable therefor and/or related thereto in the United States and in foreign countries, and to take all actions as reasonably requested by the Company, at the Company’s expense, to secure and maintain all rights of the Company in and to such intellectual property. The provisions of this Section 5(c) shall terminate on the three year anniversary of the date of this Agreement or upon a sale or other change in control of the Company.

(d) Executive agrees that following his execution of this Agreement, at the Company’s request, he shall assist and advise the Company in any investigation that may be performed by the Company or any government agency and any litigation in which the Company may become involved. Such assistance shall include Executive making himself reasonably available for interviews by the Company or its counsel, deposition and/or court appearances at the Company’s request. The Company shall attempt to schedule such assistance at mutually convenient times and places, taking into account any employment constraints that Executive may have. The Company shall pay Executive a mutually agreeable reasonable per diem rate for such service and reimburse Executive for reasonable expenses, such as telephone, travel, lodging and meal expenses, incurred by Executive at the Company’s request, consistent with the Company’s generally applicable policies for employee expenses. To the maximum extent permitted by law, Executive agrees that he will notify the Company’s Chief Executive Officer if he is contacted by any government agency, or by any person contemplating or maintaining any claim or legal action against the Company, or by any agent or attorney of such person, promptly following any such contact.

(e) As a senior executive of the Company, the Company may be required to file a Form 8-K with the Securities Exchange Commission (or other appropriate form) and/or issue a press release relating to your separation from the Company. The Company agrees to provide you with a copy in advance of any such documents and review and consider in good faith your input and suggested changes to such documents before filing or issuance.

6. Mutual Release of Claims. In exchange for the consideration provided herein, each of the Executive, on the one hand, and the Company and Insperity PEO Services, L.P. (“Insperity”), on other hand, hereby mutually expressly waives, releases, acquits and forever discharges the other and their respective current and former parent companies, predecessors, successors, assigns, divisions, subsidiaries, affiliates, officers, directors, executives, investors, stockholders, managers, supervisors, employees, agents, insurers, attorneys and representatives (the “Released Parties”), from any and all claims, demands, obligations and causes of action which such party has or claims to have, whether as an employee, stockholder, creditor or otherwise, whether known or unknown, of whatever nature, which have arisen or could have arisen or may exist as of the date that Executive signs this Agreement. As used in this Section, “claims,” “demands,” and “causes of action” include, but are not limited to, contract claims, equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, retaliation claims, personal injury claims, constructive discharge claims, emotional distress claims, public policy claims, wage claims, claims for debts, accounts, attorneys’ fees, compensatory damages, punitive damages, and/or liquidated damages, claims for defamation, fiduciary duty claims, claims as a stockholder or creditor of the Company, and any and all claims arising under the federal Age Discrimination in Employment Act, the federal Americans with Disabilities Act, the federal Family and Medical Leave Act, the federal Civil Rights Act of 1964, the federal Civil Rights Act of 1871, the federal Civil Rights Act of 1866, the federal Rehabilitation Act of 1973, (including the Equal Pay Act), the federal Executive Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act, the Older Workers Benefit Protection Act and the Civil Rights Act of 1991, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage and Hour Act, and any federal or state securities laws, as each may have been or may be amended from time to time, and any other federal, state (whether New Jersey, Florida or otherwise) or local statute relating to any aspect of the employer/employee relationship (or the termination thereof), employment discrimination, or Executive’s capacity as a stockholder or creditor of the Company; provided, however, nothing herein shall limit or impede (i) any party’s right to pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission (“EEOC”) to the extent applicable law renders a release of such actions unenforceable, and (ii) Executive’s rights to indemnification under the Company’s governance documents and any rights under the Company’s directors’ and officers’ liability insurance policies.

The parties also agree that Executive and Company shall not be entitled to any payments, benefits, rights or other consideration from Executive, the Company or Insperity resulting from or arising out of Executive’s employment with the Company or Insperity (including, without limitation, in respect of salary, benefits, capital raise, or other bonuses, holiday or sick time) or the termination thereof, other than as expressly set forth herein.

7. Release of Unknown Claims. The parties understand and agree, in compliance with any statute or ordinance which requires a specific release of unknown claims or benefits, that this Agreement includes a release of unknown claims, and the parties hereby expressly waive and relinquish any and all claims, rights or benefits that each may have which are unknown at the time of the execution of this Agreement. The parties acknowledge that they may discover facts different from or in addition to those which now known or believed to be true and that this Agreement and the release set forth herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

8. Sufficiency of Consideration. The parties acknowledge and agree that the consideration herein represents good and sufficient value for the releases and other agreements of the parties set forth in this Agreement.

9. Consultation with an Attorney. Executive acknowledges that Executive has been advised to consult with an attorney of Executive’s choosing prior to entering into this Agreement.

10. Acceptance of Agreement; Revocation Right. Executive has twenty-one (21) calendar days after receipt of this Agreement to consider this Agreement and Executive may revoke this Agreement at any time during the first seven (7) calendar days following Executive’s execution of this Agreement by delivering written notice of revocation to the Company (attention: Francis R. Amato), 150 Allen Road, Basking Ridge, NJ 07920, no later than the seventh (7th) calendar day after Executive’s execution of this Agreement.

11. Effective Date of Agreement. This Agreement will become effective, irrevocable and fully enforceable on the eighth (8th) calendar day after the Executive signs this Agreement (“Effective Date”) provided that Executive has executed this Agreement in a timely manner as set forth herein and Executive has not exercised Executive’s right to revoke this Agreement as set forth in Section 10.

12. Ownership of Claims. Executive represents and warrants that Executive is the sole and lawful owner of all rights, title, and interest in and to all released matters, claims and demands arising out of or in any way related to Executive’s employment with the Company or Insperity, the separation thereof and the other matters released herein.

13. Mutual Successors and Assigns. Each of the parties hereto understand and agree that this Agreement and all of its terms shall be binding upon their respective representatives, heirs, executors, administrators, successors and assigns.

14. Confidentiality; Return of Property. Executive understands and agrees that the terms and existence of this Agreement and any other terms or information relating to the separation of Executive’s employment with the Company or Insperity, including, without limitation, the existence, terms, and conditions of this Agreement are fully confidential and the parties agree that they will not disclose them to any other person or entity, except (a) to their respective attorneys, accountants and immediate family (provided that they agree to keep them confidential) and/or (b) if required by law to do so. Executive hereby agrees that he will promptly return to the Company all Company Materials as provided in Section 5(b) above.

15. Non-Solicit; Non-Disparagement. The parties agree that they shall not at any time take any actions, make any statements, public or non-public, which are in any way damaging or disparaging to the reputation or image of the Executive, the Company, Insperity or any other Released Party. Any inquiries the Company receives from prospective employers shall be directed to the Company’s Chief Executive Officer, who shall confirm Executive’s dates of employment and positions held and state that Company policy does not permit him or her to provide additional information. In addition to any restrictions contained in any other agreement, Executive hereby agrees that, until the twelve-month anniversary of the date of this Agreement, Executive shall not, directly or indirectly, solicit, hire or engage, or assist any third party with the hiring or engagement of, whether as an employee, consultant or otherwise, any employee or key consultant of the Company.

16. Headings. The headings in each section herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

17. Integration. This Agreement constitutes an integrated, written contract, expressing the entire agreement between the Parties with respect to the subject matter hereof and supersedes in all respects any and all prior written or oral agreements between or among the parties, except for the surviving provisions of the Employment Termination Agreement and related confidentiality and assignment agreement, including, without limitation, the intellectual property assignment provisions. In this regard, Executive represents and warrants that Executive is not relying on any promises or representations which do not appear written herein. Executive further understands and agrees that this Agreement can be amended or modified only by a written agreement, signed by the Parties hereto.

18. Severability. The parties agree that if any provision, or portion thereof, of this Agreement is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, the remainder of the Agreement shall not be affected thereby.

19. Remedies. If any party breaches the terms of this Agreement, the non-breaching parties will be entitled, in addition to right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Agreement, it being agreed that money damages alone would be inadequate compensation and would be an inadequate remedy for such breach. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

20. Third-Party Beneficiaries. Executive acknowledges and agrees that each of the Released Parties that is not a party hereto is an express third party beneficiary of the representations, warranties, covenants and agreements of Executive under this Agreement, may rely upon such representations, warranties, covenants and agreements of Executive under this Agreement and shall have the right to enforce, or pursue remedies under, this Agreement. The Company agree that all compensation to be paid under this Agreement is due solely from the Company and that Insperity has no obligation to pay any amounts hereunder, even though payment may be processed through Insperity.

21. Execution by Counterparts/Facsimile. This Agreement may be executed in separate counterparts and by facsimile, and each such counterpart shall be deemed an original with the same effect as if all Parties signed the same document.

22. Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey, without regard to principles of conflict of laws. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of New Jersey, or if appropriate, a federal court located in New Jersey (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof. If any clause of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Agreement. This Agreement and all of its terms shall be binding upon you, your representatives, heirs, executors, and administrators.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date provided below.

electroCore, Inc.

By:	/s/ Francis R. Amato
Name: Francis R. Amato
Title: Chief Executive Officer
Dated: May 31, 2019

Executive:

/s/ Joseph P. Errico
Joseph P. Errico
Dated: May 31, 2019

EMPLOYMENT TERMINATION AGREEMENT

This Employment Termination Agreement (this “Agreement”) is hereby entered into as of June 21, 2018 by and between Joseph P. Errico (“Employee”), and ElectroCore, LLC, a Delaware corporation (“ElectroCore” or “Employer”).

WHEREAS, Employee has been an employee of ElectroCore and, in connection therewith, entered into an Employment Agreement with ElectroCore dated as of July 18, 2016 (the “Employment Agreement”);

WHEREAS, ElectroCore anticipates effecting an Initial Public Offering (the “IPO”), dated on or about June 21, 2018 (the “Effective Time”)

WHEREAS, in connection with and effective upon the Effective Time of the IPO, the parties wish to memorialize that the Employment Agreement will terminate;

WHEREAS, concurrent with the termination of the Employment Agreement, Employee shall continue to be an employee of ElectroCore and Employee shall enter into that certain Employee Confidentiality and Assignment Agreement, by and between ElectroCore (the “Confidentiality Agreement”) and Employee and shall become a beneficiary of the ElectroCore’s Executive Severance Policy, substantially in the form attached as Exhibit A hereto (the “Severance Policy”); and

WHEREAS, the parties wish to set forth their mutual agreements with respect to termination of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises, agreements and understandings set forth below, Employee and ElectroCore do hereby agree as follows:

1.

Termination of Employment Agreement. The Employment Agreement shall be terminated and of no force and effect upon the Effective Time, including, without limitation, any provisions thereof that purport to survive a termination of the Employment Agreement. Employee’s at-will employment with ElectroCore may continue after the Effective Time, subject to Employee entering into the Confidentiality Agreement.

2.

Severance. Employee hereby waives any claim to severance benefits to which he may have otherwise been entitled under the Employment Agreement, and any severance pay plan of ElectroCore or its affiliates. Concurrent with the execution of this Agreement, Employee shall immediately become a Participant (as such term is defined in the Severance Policy) of the Severance Policy and shall be bound by the terms and conditions set forth therein.

3.

Confidentiality and Assignment Agreement. Concurrent with the Effective Time, Employee shall enter into and be bound by the terms and conditions of the Confidentiality Agreement, in substantially the form set forth as Exhibit B hereto.

4.

Confidentiality. Employee agrees that he will keep confidential the existence and terms of this Agreement; provided, however, that nothing herein shall prevent Employee from disclosing the fact and terms of this Agreement with his attorney, accountant, or financial advisor for the purposes of receiving professional advice from such individual in that capacity. Employee will advise those individuals that the existence and terms of this Agreement shall be kept confidential and Employee shall be responsible for any breaches of this confidentiality provision by such individuals.

5.

Arbitration of Disputes. In the event of any dispute or controversy arising out of, or relating to, this Agreement, Employee’s employment with ElectroCore, or the Severance Policy, the parties hereto agree to submit such dispute or controversy to binding arbitration; provided, however, that this Section 5 shall not apply to any dispute or controversy arising out of, or relating to, the Confidentiality Agreement. The sole arbitrator shall be selected from the list (the “List”) of arbitrators supplied by the American Arbitration Association (“AAA”), following written request by any party hereto. If the parties hereto after notification of the other party(ies) to such dispute cannot agree upon an arbitrator within thirty (30) days following receipt of the List by all parties to such arbitration, then either party may request, in writing, that AAA, as appropriate, appoint an arbitrator within ten (10) days following receipt of such request (the “Arbitrator”). The arbitration shall take place in the state of New Jersey, at a place and time mutually agreeable to the parties or if no such agreement is reached within ten (10) days following notice from the Arbitrator, at a place and time determined by the Arbitrator. Such arbitration shall be conducted in accordance with the AAA rules for the arbitration of employment disputes then in effect. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be arbitrated exclusively in the state of New Jersey. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the Arbitrator shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. The decision of the Arbitrator shall be final and binding on all the parties to the arbitration, shall be non-appealable and may be enforced by a court of competent jurisdiction. Each party may be represented by an attorney or other representative selected by the party. Each party shall be responsible for his or its own attorneys’ or representative’s fees. However, if any party prevails on a statutory claim which affords the prevailing party’s attorneys’ fees, or if there is a written agreement providing for fees, the arbitrator may award reasonable fees to the prevailing party. In no event shall Employee be required to pay administrative fees, including arbitrator’s fees, beyond the fees which would have been incurred by Employee, if any, had the dispute(s) arbitrated under this Agreement been litigated in state or federal court; ElectroCore shall be responsible for all administrative fees exceeding such amount. The Arbitrator may grant any remedy appropriate including, without limitation, injunctive relief or specific performance. Prior to the appointment of the Arbitrator, any party may seek a temporary restraining order or a preliminary injunction from the State of New Jersey Superior Court which shall be effective until a final decision is rendered by the Arbitrator.

6.

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto to the extent such agreements are inconsistent herewith, including but not limited to, any prior agreements with respect to severance benefits. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

7.

Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives, and assigns. However, neither this Agreement nor any right or interest hereunder shall be assignable by Employee, his beneficiaries, or legal representatives, except as provided by law or pursuant to referenced benefit plan documents.

8.

Severability and Reformation. The provisions of this Agreement are severable. If any provision of this Agreement shall be determined to be invalid, illegal, or unenforceable, in whole or in part, neither the validity of the remaining parts of such provision nor the validity of any other provision of this Agreement shall in any way be affected thereby. In lieu of such invalid, illegal, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid, illegal, or unenforceable provision as may be possible and be valid, legal, and enforceable. Each party also agrees that, without receiving further consideration, it will sign and deliver such documents and do anything else necessary in the future to make the provisions of this Agreement effective.

9.	Counterparts. This Agreement may be signed in counterparts. A facsimile signature shall have the same force and effect as an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, ElectroCore and Employee have executed this Agreement as of the day and year indicated below.

COMPANY:

ElectroCore, LLC

By:	/s/ Francis R. Amato
Name: Francis R. Amato
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Joseph P. Errico
Joseph P. Errico

EXHIBIT A

Severance Policy

electroCore, Inc. Executive Severance Policy

ARTICLE I.

PURPOSE

The electroCore, Inc. Executive Severance Policy (“the Policy”) is established to provide eligible executives of electoCore, Inc. or any of its wholly-owned subsidiaries (collectively, the “Company”) who incur an Involuntary Termination of Employment (as defined below) with severance pay and other benefits in accordance with and subject to the terms and conditions set forth in this Policy.

This Policy is intended to be an unfunded employee benefit plan maintained for a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974, as amended. All previous existing pay plans, programs, agreements and practices that provide for the payment of severance benefits, whether formal or informal (each a “Prior Severance Plan”), are hereby revoked and terminated for any Participant (as defined below). This document applies to Participants who incur an Involuntary Termination of Employment on and after of the Effective Date of this Policy. The payment of severance benefits, if any, payable to any executive who incurred a Termination of Employment prior to the Effective Date of this Policy shall be determined in accordance with the terms of the Prior Severance Plan, applicable to such individual at the time of his Termination of Employment.

ARTICLE II.

DEFINITIONS

When used in this Policy, the following words shall have the following meaning unless the context clearly indicates otherwise.

Section 2.01 “Accrued Obligations” means the sum of (i) the Participant’s unpaid base salary earned through the date of his Termination of Employment, (ii) any reimbursable business expenses incurred prior to the Participant’s Termination of Employment, (iii) any earned but unpaid vacation pay as of the Participant’s Termination of Employment and (iv) any vested benefits to which the Participant is entitled under any benefit plan, program or arrangement maintained by the Company.

Section 2.02 “Administrator” shall be the Committee.

Section 2.03 “Base Annual Compensation” means (a) with respect to the CEO and CSSO, the sum of the Participant’s gross annual base salary and target annual incentive bonus, and (b) with respect to all other Participants, such Participant’s gross annual base salary, in each case as in effect immediately prior to the Participant’s Termination of Employment or as in effect immediately prior to any reduction in the Participant’s Base Annual Compensation that results in the Participant’s Termination of Employment for Good Reason.

Section 2.04 “Board” means the board of directors of electroCore, Inc.

Section 2.05 “Cause” means any of the following:

(a)	the Participant’s wilful failure to fulfill, in any material respect, his duties and responsibilities to the Company (other than by reason of death, illness or disability);

(b)

The Participant’s willful misconduct, gross negligence or willful acts of personal dishonesty in the performance of his duties to the Company that directly, materially and demonstrably impairs or damages the property, goodwill, reputation, business or finances of the Company;

(c)

The conviction of, or plea of nolo contendere by, the Participant to, a felony or a crime involving moral turpitude that materially and demonstrably impairs or damages the property, goodwill, reputation, business or finances of the Company;

(d)	The Participant’s commission of fraud or embezzelment against the Company;

(e)

the Participant’s willful or intentional violation of any lawful policy of the Company that directly, materially and demonstrably impairs or damages the property, goodwill, reputation, business or finances of the Company; or

(f)	the Participant’s breach of the terms of the Restrictive Covenant Agreement.

Notwithstanding the foregoing, no failure or violation described in (a), (b) or (e) above shall constitute Cause unless (i) the Administrator provides the Participant with a written notice describing the Participant’s acts or omissions that constitute a failure or violation described in (a), (b) or (e) above, (ii) the Participant fails to cure such failure or violation within 10 business days after he receives such written notice and (iii) following the expiration of the cure period, the Company terminates the Participant’s employment due to such failure or violation; provided, however, that if the Administrator determines that the failure or violation described in (a), (b) or (e) is not capable of being cured, the Company may terminate the Participant’s employment for Cause at any time after the Administrator provides the written notice described in (i) above.

Section 2.06 “CEO” means the Chief Executive Officer of electroCore, Inc.

Section 2.07 “Change in Control” means either:

(a)	the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)

any person (or group of persons acting together) other than [Core Ventures II, LLC and its managing members] becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities other than by virtue of a merger, consolidation or similar transaction; provided, however, that a Change in Control under this clause (i) shall not occur solely as a result of any redemption, repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding;

(ii)

any person (or group of persons acting together) other than [Core Ventures II, LLC and its managing members] acquires (or has acquired within any 12-month period ending on the date of the most recent acquisition by such person or group) ownership, directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company’s then outstanding voting securities other than by virtue of a merger, consolidation or similar transaction;

(iii)

the consummation of a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of any direct or indirect parent of the surviving entity in such merger, consolidation or similar transaction; or

(iv)

the acquisition by a person (or a group of persons acting together) other than Core Ventures II, LLC and its managing members during the 12-month period ending on the date of the most recent acquisition by such person or group of assets from the Company that have a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Notwithstanding the foregoing, no transaction or series of related transactions shall constitute a Change in Control of the Company unless such transaction or series of related transactions qualify as a change in ownership of the Company, a change in effective control of the Company or a change in ownership of a substantial portion of the Company’s assets as each of these terms are defined in Treasury Regulation Section 1.409A-3(i)(5).

Section 2.08 “COBRA” means the provisions regarding healthcare continuation coverage set forth in Section 601 et seq. of ERISA and Section 4980B of the Code.

Section 2.09 “COBRA Premium” means the monthly cost of providing healthcare continuation coverage for a qualified beneficiary under COBRA, as adjusted from time to time.

Section 2.10 “Code” means the Internal Revenue Code of 1986, as amended.

Section 2.11 “Committee” means the compensation committee of the Board.

Section 2.12 “Company” means electroCore, Inc., its wholly-owned subsidiaries and its successors and assigns.

Section 2.13 “CSSO” means the Chief Science & Strategy Officer of electroCore, Inc.

Section 2.14 “Eligible Participant” means a Participant who satisfies the eligibility conditions set forth in Section 3.01 for receiving Severance Benefits under this Policy.

Section 2.15 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.16 “Excess Parachute Tax” means the taxes, if any, imposed under Section 4999 of the Code on a Participant with respect to all or a portion of his Total Parachute Payments as a result of a Change in ownership or effective control of the Company (within the meaning of Section 280G of the Code).

Section 2.17 “Good Reason” means

(a)

Any material reduction in the Participant’s Base Annual Compensation prior to a Change in Control; provided, however, that a reduction in the Participant’s Annual Base Compensation under this paragraph (a) shall not constitute Good Reason if the Company reduces the Annual Base Compensation of all Participants on a substantially equivalent basis;

(b)	any material reduction in the Participant’s Base Annual Compensation during the period commencing on or after a Change in Control and ending on the second anniversary of a Change in Control;

(c)	any material diminution in the Participant’s authority, duties, offices, title or responsibilities; or

(d)	a transfer of Participant’s principal place of employment to a location that is more than [30] miles from the Participant’s then current principal place of employment.

A Participant will not have Good Reason to terminate his employment and receive Severance Benefits under this Policy unless the Participant provides the Administrator with written notice of the circumstances he believes constitutes Good Reason within 30 days after the occurrence of such circumstances, or, if later, within 30 days after the Participant in the exercise of ordinary care first becomes aware of any such circumstances. If the Participant does not provide such written notice within this time period, he may not assert those circumstances as a basis for any Termination of Employment for Good Reason. If Company does not cure any claimed event of Good Reason within 30 days after receipt of such written notice from the Participant, the Participant may terminate his employment for Good Reason within 60 days after the expiration of such cure period. If the Participant terminates his employment prior to the expiration of the 30-day cure period or more than 60 days after the expiration of such cure period, the Participant will not be treated as having terminated his employment for Good Reason.

Section 2.18 “Involuntary Termination of Employment” means a Participant’s Termination of Employment (i) by the Company for any reason other than for Cause or (ii) by the Participant for Good Reason. Notwithstanding the foregoing, however, an Involuntary Termination of Employment shall not include a termination of a Participant’s employment due to:

(a)	the Participant’s death, total and permanent disability or his voluntary resignation or retirement (other than for Good Reason); or

(b)

the sale or other disposition of any subsidiary, division or business unit of the Company or the outsourcing of any operations of the Company if the Participant receives a written offer of comparable employment from the purchaser of such subsidiary, division or business unit or from the entity that acquires the outsourced operations or from any direct or indirect parent, subsidiary or affiliate of such purchaser or entity (a “Successor Employer”) whether or not the Participant accepts such offer of comparable employment.

An offer of employment from a Successor Employer will not be considered to be an offer of “comparable employment” for purposes of (b) unless all of the following conditions are satisfied: (i) the Participant is offered Base Annual Compensation in an amount equal to or exceeding 100% of the Participant’s Base Annual Compensation immediately prior to the consummation of such transaction, (ii) the Participant is offered employment by the Successor Employer at a principal place of employment that is located not more than [30] miles from the Participant’s principal place of employment with the Company immediately prior to the consummation of such transaction and (iii) the Successor Employer offers the Participant employment in a position that is not expected to result in a material diminution in the authority, duties or responsibilities the Participant held immediately prior to his Termination of Employment, regardless of his title or position with the Successor Employer.

Section 2.19 “Participant” means the CEO, the CSSO, and each other member of the Company’s senior management team who is designated (by name or by job title or description) as a Participant hereunder by the Committee.

Section 2.20 “Release” means a general release of a Participant’s claims against the Company, its subsidiaries, affiliates, predecessors, and successor, and their respective agents, officers, directors, employees and stockholders in a form provided by the Adminstrator in good faith.

Section 2.21 “Restrictive Covenants Agreement” means the Employee Confidentiality and Assignment Agreement or similar agreement imposing employment covenants on the Participant in favor of the Company.

Section 2.22 “Severance Benefits” means the Severance Pay and other benefits payable to an Eligible Participant pursuant to Article IV of this Policy.

Section 2.23 “Severance Pay” means the cash payments made to an Eligible Participant pursuant to Section 4.01 of this Policy.

Section 2.24 “Severance Period” means the period commencing on the first day following an Eligible Participant’s Involuntary Termination of Employment and continuing for a period equal to:

(a)

If the Eligible Participant’s Involuntary Termination of Employment occurs prior to a Change in Control or on or after the second anniversary of a Change in Control, the number of months set forth in the applicable table below based on the Eligible Participant’s employment position at the time of his Involuntary Termination of Employment or his employment position immediately prior to any change in his employment position that results in the Participant’s Termination of Employment for Good Reason:

Employment Position	Severance Period
CEO or CSSO:	12 months
All Other Participants:	6 months

(b)

If an Eligible Participant’s Involuntary Termination of Employment occurs on or after a Change in Control and prior to the second anniversary of such Change in Control, the number of months set forth in the applicable table below based on the Eligible Participant’s employment position at the time of his Involuntary Termination of Employment or his position immediately prior to any change in his employment position that results in his Termination of Employment for Good Reason:

Employment Position	Severance Period
CEO or CSSO:	18 months
All Other Participants:	12 months

Section 2.25 “Termination of Employment” or words to similar effect means the Participant’s separation from service (as defined in regulations under Section 409A of the Code) with the Company (and each entity that together with the Company is required to be treated as a single service recipient for purposes of determining whether a separation from service has occurred for purposes of Section 409A of the Code).

Section 2.26 “Total Parachute Payments” shall mean any payment or benefit in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) paid or provided to or for the benefit of a Participant (whether paid or provided pursuant to this Policy or otherwise) which is conditioned on a Change in ownership or effective control of the Company (within the meaning of Section 280G of the Code) and would subject the Eligible Participant in whole or in part to an Excess Parachute Tax.

ARTICLE III.

ELIGIBILITY FOR SEVERANCE BENEFITS

Section 3.01 Eligibility for Severance Benefits. A Participant will become an Eligible Participant who is entitled to receive Severance Benefits under this Policy if such Participant

(a)	incurs an Involuntary Termination of Employment,

(b)	timely executes a Release within 60 days following such Involuntary Termination of Employment (or within such shorter time frame as may be specified in the Release provided by the Administrator), and

(c)

does not revoke such Release within the applicable revocation period provided under applicable law for revocation of a release of employment-based claims (including, without limitation, the release of claims under the Age Discrimination in Employment Act).

A Participant who does not return a signed copy of the Release to the Company within the time frame specified above or who revokes a signed Release within the applicable revocation period, will not be eligible to receive any Severance Benefits under this Policy. The Company will provide a Participant who has an Involuntary Termination of Employment with an executable form of Release no later than five business days after the Participant’s Involuntary Termination of Employment.

ARTICLE IV.

SEVERANCE BENEFITS

An Eligible Participant who satisfies the eligibility requirements set forth in Section 3.01 will receive Severance Pay and other Severance Benefits as provided in this Article IV, in addition to the payment of any Accrued Obligations to which the Eligible Participant is entitled.

Section 4.01 Severance Pay.

(a)	Amount of Severance Pay.

(i)

Normal Severance. Except as provided in clause (ii) below, an Eligible Participant will receive Severance Pay in an amount equal to his Base Annual Compensation times the applicable severance multiple specified in the table below based on the Eligible Participant’s employment position at the time of his Involuntary Termination of Employment or his employment position immediately prior to any change in his employment position that results in his Termination of Employment for Good Reason:

Employment Position	Severance Multiple
CEO or CSSO:	1.0
All Other Participants:	0.5

(ii)

Change in Control Severance. If an Eligible Participant’s Involuntary Termination of Employment occurs on or after a Change in Control and prior to the second anniversary of such Change in Control, he will receive Severance Pay in an amount equal to his Base Annual Compensation times the applicable severance multiple specified in the table below based on the Eligible Participant’s employment position at the time of his Involuntary Termination of Employment or his employment position immediately prior to any change in his employment position that results in his Termination of Employment for Good Reason:

Employment Position	Severance Multiple
CEO or CSSO:	1.5
All Other Participants:	1.0

(b)	Timing of Severance Pay.

(i)

Normal Severance. Except as provided in clause (ii) below (and subject to Section 4.04), an Eligible Participant will receive his Severance Pay in equal installments over the Participant’s Severance Period in accordance with the Company’s regular payroll schedule; provided, however, that no installment will be paid to a Participant unless and until the Participant has satisfied all of the eligibility conditions in Section 3.01.

(ii)

Change in Control Severance. If an Eligible Participant’s Involuntary Termination of Employment occurs on or after a Change in Control but prior to the second anniversary of such Change in Control, the Eligible Participant’s Severance Pay will be paid in a single lump sum as soon as practicable after the Participant has satisfied all of the eligibility conditions in Section 3.01.

Section 4.02 Medical, Dental and Vision Coverage. If an Eligible Participant is entitled to file, and does timely file, an election to continue any health benefits for himself, his spouse and his eligible dependents, if any, under a medical, dental and/or vision benefit program maintained by the Company in accordance with the provisions of COBRA, the Company shall promptly reiburse the Eligible Participant for the monthly COBRA Premiums paid by the Eligible Participant for such COBRA coverage until the earlier of (i) the expiration of the Eligible Participant’s continuation coverage under COBRA or (ii) the end of the Participant’s Severance Period. Notwithstanding the foregoing, an Eligible Participant shall not receive any reimbursement of COBRA Premiums unless and until all of the eligibility conditions in Section 3.01 have been satisfied. The Eligible Participant is responsible for the payment of all applicable COBRA Premiums.

Section 4.03 Acceleration of Vesting of Equity. If a Participant’s Involuntary Termination of Employment occurs on or after a Change in Control and prior to the second anniversary of a Change in Control, all outstanding forms of equity-based compensation granted to such Participant that remains outstanding immediately prior to the Participant’s Involuntary Termination of Employment shall vest and become exercisable upon satisfaction of all of the eligibility conditions in Section 3.01, and the period of time during which the Eligible Participant may exercise outstanding stock options or outstanding stock appreciation rights shall be extended until the earlier of (a) 150 days following the Participant’s Termination of Employment (or, if later, the period of time set forth in the applicable award agreement for exercising such stock options or stock appreciation rights) or (b) the original expiration date for such stock options. Such equity awards shall otherwise settle in accordance with their terms and conditions.

Section 4.04 Compliance with Section 409A of the Code. The Severance Benefits provided under this Policy are, to the fullest extent possible, intended to be exempt from the requirements of Section 409A of the Code and to the extent that any Severance Benefits provided hereunder are not exempt from Section 409A of the Code, they is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder, and this Policy shall be construed accordingly. Notwithstanding any provision in this Policy to the contrary, if at the time of an Eligible Participant’s Termination of Employment, the Administrator determines that the Eligible Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and applicable regulations thereunder, then, to the extent that such Severance Benefits constitute deferred compensation within the meaning of Section 409A of the Code and applicable regulations issued thereunder, payment or provision of such Severance Benefits shall be suspended and shall not be paid or provided to the Eligible Participant until the date that occurs on the earlier of (i) the first day of the seventh month following the Eligible Participant’s Termination of Employment or (ii) the Eligible Participant’s death. The payments suspended pursuant to this Section 4.04 will be paid to the Eligible Participant as soon as practicable after the period of suspension ends. Notwithstanding any provision in this Policy to the contrary, if any Severance Benefits are to be paid or provided in installments, each such installment shall constitute a separate payment for purposes of Section 409A of the Code and the regulations thereunder.

Section 4.05 Excess Parachute Tax. Notwithstanding any other provisions of this Policy or any plan, arrangement or agreement maintained by the Company, if a Participant receives or is entitled to receive any Total Parachute Payments under the terms of this Policy or otherwise that would subject the Participant to an Excess Parachute Tax as a result of a change in ownership or effective control of the Company (within the meaning of Section 280G of the Code), the portion of the Total Parachute Payments payable to the Participant (whether under this Policy or otherwise) shall be reduced to the extent necessary to prevent the imposition of the Excess Parachute Tax but only if the amount determined under (a) below exceeds the amount determined under (b) below, where:

(a)

is the net after-tax amount of the Total Parachute Payments remaining after (i) reducing the Total Parachute Payments to the extent necessary to prevent the imposition of the Excess Parachute Tax and (ii) deducting the net amount of Federal, state, and local income and payroll taxes payable by the Participant with respect such reduced Total Parachute Payments computed at the Participant’s highest marginal tax rates; and

(b)

is the net after-tax amount of the Total Parachute Payments (without any reduction to prevent imposition of the Excess Parachute Tax) but after deducting the net amount of Federal, state, and local income and payroll taxes payable by the Participant with respect to such Total Parachute Payments computed at the Participant’s highest marginal tax rates and further reduced by the amount of the Excess Parachute Tax that would be imposed on the Participant with respect to such Total Parachute Payments.

Such reduction shall first be applied to the accelerated vesting of any equity-based compensation, starting with stock options and stock appreciation rights that have the highest exercise or strike price, followed by any equity-based compensation that does not constitute nonqualified deferred compensation within the meaning of Section 409A of the Code and next followed by any Severance Pay under this Policy that is not considered to be deferred compensation within the meaning of Section 409A of the Code and lastly to any Severance Pay that is considered to be deferred compensation within the meaning of Section 409A of the Code (starting with the installment payments that are payable latest in time).

Section 4.06 Death of an Eligible Participant. If an Eligible Participant dies after having satisfied all of the eligibility conditions set forth in Section 3.01 and before the end of the Severance Period, any remaining Severance Pay will continue to be paid to the beneficiary designated by the Participant to the Company, in writing. If a Participant has not designated a beneficiary (or if the beneficiary does not survive the Participant), the remaining Severance Pay, if any, will be paid to the Eligible Participant’s estate.

Section 4.07 Violation of Post-Employment Obligations and Covenants. Notwithstanding any provision in this Policy to the contrary, if any Eligible Participant breaches the terms of Restricted Covenant Agreement with the Company, such Eligible Employee shall immediately forfeit any and all rights he may have to any unpaid Severance Benefits hereunder and such Eligible Participant shall return to the Company any Severance Benefits previously received by the Eligible Participant.

ARTICLE V.

POLICY ADMINISTRATION

This Policy shall be administered by the Administrator. The Administrator shall have the discretionary authority to determine eligibility for Severance Benefits under the Policy and to construe the terms of the Policy, including the making of factual determinations. Benefits under the Policy shall be paid or provided only if the Administrator determines that Participant is entitled to such benefits under the terms of this Policy. The decisions of the Administrator shall be final and conclusive with respect to all questions concerning administration of the Policy. The Administrator may delegate all or a portion of its duties under this Policy to the CEO; provided, however, that the Committee’s express approval is required for the payment of any compensation or benefits as a result of any Participant’s Termination of Employment that are not Accrued Obligations or otherwise authorized under this Policy and further provided that the Administrator shall not delegate any duties to the CEO in connection with his own Termination of Employment. The actions of the CEO with respect to his delegated duties shall be treated as if such actions were taken by the Administrator.

ARTICLE VI.

CLAIMS PROCEDURE; ARBITRATION

Section 6.01 Filing a Claim. No formal claim for benefits shall be required for Severance Benefits to be paid or provided under this Policy. The Administrator will inform any Participant who incurs an Involuntary Termination of Employment that such Participant will be eligible for Severance Benefits under this Policy if the Participant satisfies the conditions set forth in Section 3.01. However, any individual who believes he is eligible for Severance Benefits under this Policy that have not been provided (a “Claimant”) may submit a written claim (“Claim”) for Severance Benefits to the Administrator. A Claimant shall have no right to seek review of a denial of Severance Benefits, or to bring any action in any court to enforce a Claim, prior to filing a Claim and exhausting his administrative remedies under this Article VI. When a Claim has been filed properly, the Administrator shall evaluate it and shall notify the Claimant of the approval or the denial of the Claim within 90 days after the Administrator receives such Claim unless special circumstances require an extension of time for processing the Claim. If such an extension of time for processing is required, the Administrator shall furnish the Claimant with written notice of the extension prior to the termination of the initial 90-day period. The notice of extension will specify the special circumstances requiring an extension and the date by which a final decision will be reached. The extension may not exceed 180 days after the date on which the Claim was filed. The Administrator shall provide the Claimant with a written notice advising the Claimant as to whether the Claim is granted or denied, in whole or in part. If a Claim is denied, in whole or in part, the notice will contain (a) the specific reasons for the denial, (b) references to pertinent provisions of the Policy upon which the denial is based, (c) a description of any additional material or information, if any, that is necessary to perfect the Claim and an explanation of why such material or information is necessary, and (d) the Claimant’s right to seek review of the denial.

Section 6.02 Review of Claim Denial. If a Claim is denied, in whole or in part, the Claimant may shall have the right to (a) request that the Committee review the denial, (b) review pertinent documents, and (c) submit issues and comments in writing, provided that the Claimant files a written request for review with the Committee within 60 days after the date on which the Claimant received written notification of the denial. Within 60 days after a request for review is received, the Committee shall review the Claim and advise the Claimant in writing of the

Committee’s decision on review. If special circumstances require an extension of time for processing the review, the Committee shall provide the Claimant with written notice within the initial 60-day review period specifying the reasons for the extension and when such review shall be completed. The extension of the review period may not exceed 120 days after the date on which the request for review was filed. The Committee shall notify the Claimant of its decision on review in writing, which will include specific reasons for the decision and reference to the provisions of the Policy upon which the decision is based. A decision on review shall be final and binding on all persons for all purposes. A Claimant or other individual shall not be entitled to bring any legal action or arbitration unless such person has exhausted such person’s rights under Section 6.01 and this Section 6.02 by timely submitting a Claim and requesting a review of a decision with respect to such Claim.

Section 6.03 Arbitration. If a Claimaint has exhausted his or her administrative remedies under Section 6.02 relating to any Claim under this Policy, then the Claimant may demand that any remaining disputed matters under this Policy (a “Dispute”) be settled by final and binding arbitration by sending written notice of such election to the Administrator clearly marked “Arbitration Demand” and such Dispute shall be arbitrated in accordance with the terms and conditions of this Section 6.03. Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm or to enforce the terms of a Participant’s Restrictive Covenants Agreement.

The Dispute shall be resolved by a single arbitrator in an arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules in effect at the time of the arbitration hearing and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrator may be ordered by any court of competent jurisdiction. Nothing contained herein shall operate to prevent either party from asserting any counterclaims in any arbitration commenced in accordance with this Agreement.

The arbitration shall be filed with the AAA office located in the State of New Jersey. The decision of the arbitrator, which shall be in writing and state the findings, the facts and conclusions of law upon which the decision is based, shall be final and binding upon the parties, who shall forthwith comply after receipt thereof. Judgment upon the award rendered by the arbitrator may be entered by any competent court. Each party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrator hereunder.

Except as otherwise provided by law, the parties shall bear their own costs in preparing for and participating in the resolution of any Dispute pursuant to this Section 6.03, and the costs of the arbitrator(s) shall be equally divided between the parties.

The provisions of this Section 6.03 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any Dispute arising in connection with this Agreement. Any party commencing a lawsuit in violation of this Section 6.03 shall pay the costs of the other party, including, without limitation, reasonable attorney’s fees and defense costs.

ARTICLE VII.

AMENDMENT AND TERMINATION

The Board or the Committee reserves the right to amend this Policy from time to time or to terminate the Policy; provided, however, that no such amendment or termination shall reduce the amount of Severance Benefits payable to any Eligible Participant who had an Involuntary Termination of Employment on or before the date of such amendment is executed or this Policy is terminated. Moreover, this Policy may not be amended or terminated at any time on or after the date Change in Control occurs and prior to the second anniversary of such Change in Control if such amendment or termination will have a material adverse affect on any Participant’s eligibility for Severance Pay or Severance Benefits or the amount of Severance Benefits provided under this Policy or under any plan, policy, program, arrangement or agreement that replaces this Policy. This Policy may not be amended, modified or terminated in a manner that would subject any Participant to taxation of his Severance Benefits under Section 409A(a)(1) of the Code.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01 Accrued Obligations. Notwithstanding any provision in this Policy to the contrary, a Participant who has a Termination of Employment shall receive all of the Accrued Obligations to which such Participant is entitled in accordance with the Company’s customary payroll practices and/or the terms of any applicable plan, program, policy or arrangement maintained by the Company without regard to whether the Participant is or may become entitled to any Severance Pay or Severance Benefits under this Policy and the payment of such Accrued Obligations shall not be conditioned upon the Participant’s execution of a Release.

Section 8.02 Successors and Assigns. The obligations of the Company under this Policy shall be assumed by its successors and assigns.

Section 8.03 Employment Rights. The existence of this Policy shall not confer any legal or other rights upon any employee to continuation of employment. The Company and its subsidiaries reserve the right to terminate any employee with or without cause at any time, notwithstanding the provisions of this Policy.

Section 8.04 Controlling Law. The provisions of this Policy shall be governed, construed and administered in accordance with ERISA. To the extent that ERISA does not apply, the laws of the State of New Jersey shall be controlling, other than New Jersey law concerning conflicts of law.

Section 8.05 Interests Not Transferable. The interest of persons entitled to Severance Benefits under this Policy are not subject to their debts or other obligations and, except as provided in Sections 4.06 and 8.02 above and Section 8.11 below, as required by federal or state garnishment orders issued to the Plan or the Company, or as may be required by ERISA, may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered.

Section 8.06 Representations Contrary to the Policy. No officer or employee of the Company has the authority to alter, vary or modify the terms of the Policy or the Severance Benefits available to any Eligible Participant without the written consent of the Board or the Committee. No verbal or written representations contrary to the terms of the Policy and any duly authorized written consent of the Board or Committee shall be binding upon the Company.

Section 8.07 Plan Funding. No Participant or beneficiary thereof shall acquire by reason of this Policy any right in or title to any assets, funds, or property of the Company. Any Severance Benefits that become payable under this Policy are unfunded obligations of the Company and shall be paid from the Company’s general assets. No employee, officer, director or agent of the Company guarantees in any manner the payment of Severance Benefits.

Section 8.08 Headings. The headings in this Plan are for convenience of reference and shall not be given substantive effect.

Section 8.09 Gender. Except when the context indicates to the contrary, when used in this Policy, masculine terms shall be deemed to include the feminine.

Section 8.10 Severability. If any provision of this Policy is held illegal or invalid for any reason, the other provisions of this Policy shall not be affected.

Section 8.11 Tax Withholding. Notwithstanding any other provision of this Policy, the Company may withhold from any and all Severance Benefits such United States federal, state or local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

Section 8.12 Non-Exclusivity of Rights. The terms of the Policy shall not prevent or limit the right of a Participant to receive any base annual salary, pension or welfare benefit, perquisite, bonus or other payment provided by the Company to the Participant, except for such rights as the Participant may have specifically waived in writing. Amounts that are vested benefits or which the Participant is otherwise entitled to receive under any benefit policy or program provided by the Company shall be payable in accordance with the terms of such policy or program.

Section 8.13 Indemnification. The CEO and the individuals serving on the Committee shall be indemnified to the fullest extent permitted by applicable law and the Company’s Bylaws.

EXHIBIT B

Confidentiality Agreement

electroCore, Inc.

Employee Confidentiality and Assignment Agreement

In consideration and as a condition of my employment or continued employment by electroCore, Inc. and its affiliates (collectively, the “Company”), I agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment. I will not, under any circumstances, (a) remove any source code of the Company from the premises of the Company or (b) remotely access any source code of the Company.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Proprietary Information. I agree to be bound by the terms of such agreements in the event I have access to such Proprietary Information.

4. Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company. I will advise the president of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5. Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, ideas, concepts, methodologies, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company (including any Developments that relate or could relate to the more generalized industry in which the Company operates or is proposing to operate, whether or not it is directly applicable to the business of the Company) or any customer of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent

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applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

8. Non-Solicitation; Non-Competition. Except as may be prohibited by law, during the Restricted Period (as defined below), I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers or business of the Company or any of its suppliers, or request or cause any of the above to cancel or terminate any part or their relationship with the Company or refuse to enter into any business relationship with the Company, (b) solicit, entice or attempt to persuade any employee, agent or consultant of the Company to leave the services of the Company for any reason or take any other action that may cause any such individual to terminate his or her employment with, or otherwise cease his or her relationship with, the Company, or assist in such hiring or engagement by another person or business entity, and/or (c) own, operate, manage, control, engage in, participate in, invest in, permit my name to be used by, act as a consultant or advisor to, render services for (alone or in association with any other person or entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which, directly or indirectly, wholly or partly, competes with the Company. For purposes of this Agreement, the term “Restricted Period” shall mean the period of time during which I am employed by the Company and a period of twelve (12) months immediately following the termination of my employment with the Company. In the event that I violate any of the provisions of this paragraph 8, I agree that the running of the Restricted Period will be extended by the time during which I engaged in such violation(s).

9. Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to any other available remedies, shall be entitled to injunctive relief without the necessity of proving actual damages.

12. Use of Voice, Image and Likeness. I give the Company permission to use my voice, image or likeness, with or without using my name, for the purposes of advertising and promoting the Company, or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

13. Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and at any time thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

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14. No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed by an authorized officer of the Company, my employment with the Company may be terminated by the Company or me at any time and for any reason.

15. Return of Company Property. Upon termination of my employment with the Company, or at any time the Company requests, I will deliver immediately to the Company, will not delete or destroy, and will not keep in my possession, recreate, or deliver to anyone else, any and all property belonging to the Company, including any and all Proprietary Information in any form, stage or development or media, as well as devices and equipment belonging to the Company, Company credit cards, electronic data, and any other documents and property. I acknowledge that any of my non-work emails or information on the Company’s devises and equipment belong to the Company and I have the right to copy such information at any time prior to termination.

16. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this

Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

17. Disclosure to Future Employers. I will provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity in order to apprise such person or entity of the restrictions hereunder this Agreement.

18. Severability. In case any provisions or portions thereof contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent permissible under applicable law.

19. Interpretation. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the state where I will perform or have performed most of my services for the Company. This Agreement contains the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, representations, and understandings, whether oral or written, with respect to the subject matter hereof.

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I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:	/s/ Joseph P. Errico
(Employee’s full name)

Type or print name: Joseph P. Errico

Current Home Address: Date: June 21, 2018

Private E-mail Address:

EXHIBIT A

To:   electroCore, Inc.

From: Joseph P. Errico

Date: _____________________

SUBJECT: Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

No inventions or improvements

See below:

Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

None

See below: